Prospectus Supplement No. 1                  Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated December 6, 1999         File No.        333-86675

                                 $200,000,000

                          SAFEGUARD SCIENTIFICS, INC.

             5.0% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2006

     This prospectus supplement relates to the resale by the holders (the "Selling Holders") of 5.0% Convertible Subordinated Notes due June 15, 2006 (the "Notes") of Safeguard Scientifics, Inc. (the "Company") and the shares of common stock, $.10 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated December 6, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                             Principal Amount of
                                              Notes Beneficial         Common Stock
                                              Owned and Offered      Owned Prior To The     Common Stock Offered
Name                                             Hereby(1)            Offering(1) (2)             Hereby (2)
-----------------------------------         ---------------------   --------------------   ----------------------
1976 Distribution Trust-FBO A.R.
Lauder/Zinterhofer                                $     6,000                   79                    79

1976 Distribution Trust-FBO Jane A. Lauder        $     6,000                   79                    79

Aftra Health Fund                                 $   300,000                3,997                 3,997

AIG/National Union Fire Insurance                 $   955,000               12,725                12,725

Alexandra Global Investment
Fund 1 Ltd.                                       $ 1,000,000               13,325                13,325

Aloha Airlines Non-Pilots Pension
Trust                                             $   105,000                1,399                 1,399

Aloha Airlines Pilots Retirement
Trust                                             $    60,000                  799                   799

Arkansas PERS                                     $ 1,635,000               21,787                21,787

Banc of America Securities LLC                    $   150,000                1,998                 1,998

British Virgin Islands Social Security
Board                                             $    11,000                  146                   146

Brown & Williamson Tobacco
Master Retirement Trust                           $    75,000                  999                   999

C&H Sugar Company, Inc.                           $   155,000                2,065                 2,065

City University of New York                       $    28,000                  373                   373

Conseco Direct Life                               $   925,000               12,326                12,326

                                             Principal Amount of
                                              Notes Beneficial         Common Stock
                                              Owned and Offered      Owned Prior To The     Common Stock Offered
Name                                             Hereby(1)            Offering(1) (2)             Hereby (2)
-----------------------------------         ---------------------   --------------------   ----------------------
Credit Suisse First
Boston Corporation                                $59,656,000              794,945               794,945

Delaware PERS                                     $ 1,425,000               18,988                18,988

Deutsche Bank Securities, Inc.                    $25,760,000              343,264               343,264

Fidelity Financial Trust:
Fidelity Convertible Securities Fund              $ 2,400,000               31,981                31,981

Forum Capital Markets L.L.C.                      $ 1,665,000               22,186                22,186

Goldman Sachs & Company                           $ 2,245,000               29,915                29,915

The Grable Foundation                             $    40,000                  533                   533

The Grady Hospital Foundation                     $    40,000                  533                   533

Hawaiian Airlines Employees
Pension Plan - IAM                                $    90,000                1,199                 1,199

Hawaiian Airlines Pension Plan for
Salaried Employees                                $    25,000                  333                   333

Hawaiian Airlines Pilots Retirement
Plan                                              $   140,000                1,865                 1,865

ICI American Holdings Trust                       $   605,000                8,061                 8,061

Island Holdings                                   $    10,000                  133                   133

Mainstay Strategic Value Fund                     $   125,000                1,665                 1,665

Mainstay VP Convertible Portfolio                 $   250,000                3,331                 3,331

Merrill Lynch Insurance Group                     $    98,000                1,305                 1,305

Nalco Chemical Company                            $   315,000                4,197                 4,197

New Orleans Firefighters
Pension/Relief Fund                               $    44,000                  586                   586

New York Life Separate Account #7                 $   250,000                3,331                 3,331

Occidental Petroleum Corporation                  $    75,000                  999                   999

Onyx Fund Holdings, LDC                           $ 1,000,000               13,325                13,325

Palladin Securities LLC                           $   925,000               12,326                12,326

PGEP III LLC                                      $   650,000                8,661                 8,661

PRIM Board                                        $ 2,700,000               35,978                35,978

Queens Health Plan                                $    35,000                  466                   466

San Diego County Employees
Retirement Association                            $ 1,000,000               13,325                13,325

                                             Principal Amount of
                                              Notes Beneficial         Common Stock
                                              Owned and Offered      Owned Prior To The     Common Stock Offered
Name                                             Hereby(1)            Offering(1) (2)             Hereby (2)
-----------------------------------         ---------------------   --------------------   ----------------------
Shell Pension Trust                               $    59,000                  786                   786

Southern Farm Bureau Life
Insurance-FRIC                                    $   700,000                9,327                 9,327

Starvest Combined Portfolio                       $ 1,355,000               18,056                18,056

Starvest Managed Portfolio                        $   105,000                1,399                 1,399

State of Maryland Retirement
Agency                                            $   603,000                8,035                 8,035

State of Oregon/SAIF Corporation                  $ 4,700,000               62,629                62,629

State of Oregon Equity                            $ 7,020,000               93,544                93,544

Warburg Dillon Read LLC                           $   829,000               11,046                11,046

Zeneca Holdings Trust                             $   605,000                8,061                 8,061

Any other holder of notes or future
transferee from any such holder
(3)(4)                                            $18,116,000              241,404               241,404

-------------

(1)  Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of $75.0441 per share and a cash payment in lieu of any fractional interest.

(3) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(4) Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $75.0441 per share.

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                    ---------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 14, 2000